UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2006

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Guess?, Inc. (the “Company”) maintains an annual executive compensation program, pursuant to which certain employees of the Company are eligible to receive cash bonuses and equity incentive awards, including stock options, restricted stock and/or performance shares (“Equity Incentives”), upon achievement of pre-established performance goals. Any Equity Incentives awarded under the executive compensation program will be granted pursuant to the terms of the existing Guess?, Inc. 2004 Equity Incentive Plan, previously approved by the shareholders of the Company on May 10, 2004 and filed April 14, 2004 as Exhibit A to the Company’s 2004 Definitive Proxy Statement (the “2004 Plan”). Any cash bonuses awarded under the executive compensation program will be granted pursuant to the terms of the 2004 Plan or the existing Guess?, Inc. Annual Incentive Bonus Plan, previously approved by the shareholders of the Company on May 10, 2005 and filed April 15, 2005 as Appendix A to the Company’s 2005 Definitive Proxy Statement.

On February 23, 2006, the Compensation Committee of the Board of Directors of the Company established performance goals under the annual executive compensation program for the current fiscal year ending December 31, 2006 for its executive officers. The performance goals vary by individual and are based on net earnings of the Company or particular segments thereof, operating earnings by segment or, in certain cases, gross margins by segment. The performance goals with respect to the individuals that are expected to be designated as Named Executive Officers in the Company’s 2006 Proxy Statement are based on (i) for Maurice Marciano and Paul Marciano, Co-Chairmen and Co-CEOs, total Company net earnings, (ii) for Carlos Alberini, President and Chief Operating Officer, and Michael Relich, Senior Vice President and Chief Information Officer, net earnings for North American operations (excluding royalties) and (iii) for Nancy Shachtman, President of Wholesale, net earnings for North American operations (excluding royalties) and U.S. wholesale gross margin (adjusted for specified direct expenses). Upon achievement of such pre-established performance goals, incentive amounts will be payable in pre-established combinations of cash, stock options and restricted stock or performance shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2006

GUESS?, INC.

	By:	/s/ Carlos Alberini

Carlos Alberini
President and Chief Operating Officer